                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN A PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant  [x]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                 [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                       Only (as permitted by Rule 14a-6(e)(2))
[x]  Definitive Additional Materials
[ ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12

                          CAPTEC NET LEASE REALTY, INC.
                          -----------------------------
                (Name of Registrant as Specified in Its Charter)


            ---------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14(a)-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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
                               [Captec Letterhead]









                                November 1, 2001




Dear Fellow Captec Stockholder:

        We are enclosing a supplement to the proxy statement-prospectus for the November 19, 2001 special meeting of stockholders of Captec Net Lease Realty, Inc. to consider and vote upon the merger of Captec with and into Commercial Let Lease Realty, Inc., which was first mailed to our stockholders on or about October 11, 2001. The supplement contains information about a settlement in principle of three lawsuits filed by certain Captec stockholders in connection with the proposed merger, together with certain information supplementing that contained in the proxy statement-prospectus. The terms of the proposed merger are not changed by the settlement in principle.

        THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE PROPOSED MERGER AND HAS DETERMINED THAT IT IS FAIR TO, AND IN THE BEST INTERESTS OF, CAPTEC AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS CONTINUES TO RECOMMEND UNANIMOUSLY THAT YOU VOTE FOR THE PROPOSED MERGER.

                                                     Sincerely yours,



                                                     Edward G. Ptaszek
                                                     Secretary

                         CAPTEC NET LEASE REALTY, INC.
                          24 FRANK LLOYD WRIGHT DRIVE
                               LOBBY L, 4TH FLOOR
                           ANN ARBOR, MICHIGAN 48106



                            ------------------------

               NOVEMBER 19, 2001 SPECIAL MEETING OF STOCKHOLDERS



                            ------------------------

                       SUPPLEMENT DATED NOVEMBER 1, 2001
                                       TO
                          PROXY STATEMENT - PROSPECTUS
                             DATED OCTOBER 11, 2001



                            ------------------------

     This supplement is being mailed to the stockholders of Captec Net Lease Realty, Inc. who are eligible to vote at the November 19, 2001 special meeting of Captec's stockholders. The special meeting will be held for the purposes set forth in the notice of special meeting and accompanying proxy statement-prospectus, which were first mailed to stockholders of Captec on or about October 11, 2001. All holders of record of Captec's common stock at the close of business on October 9, 2001 are entitled to vote at the special meeting or any adjournment or postponement thereof. This supplement is first being mailed to Captec's stockholders on or about November 2, 2001. Stockholders are urged to read this supplement carefully together with the proxy statement-prospectus.

     The purpose of this supplement is to provide stockholders with information about the execution of a memorandum of understanding on November 1, 2001 that sets forth an agreement in principle to settle three lawsuits that name Captec and its directors as defendants, and which were consolidated by Order of the Delaware Court of Chancery dated October 11, 2001, and to provide stockholders with certain information supplementing that in the proxy statement, as contemplated by the memorandum of understanding.

     Memorandum of Understanding. On October 19, 2001 plaintiffs in the Delaware litigation filed an Amended Consolidated Class Action Complaint seeking injunctive relief, declaratory relief and damages. The Amended Consolidated Class Action Complaint alleges, among other things, that Captec's directors breached their fiduciary duties by agreeing to the termination fee provision contained in the merger agreement with Commercial Net Lease Realty, Inc., by agreeing to the purchase by Patrick Beach from Captec of certain assets excluded from the proposed merger, and by omitting allegedly material facts from the proxy statement regarding the proposed merger and asset purchase.

     The defendants in the Delaware litigation deny any liability with respect to the claims alleged in the Amended Complaint and believe that those claims are without merit. However, to minimize the expense, inconvenience and distraction of litigation and to avoid the delays in judicial resolution of the Delaware litigation that could affect Captec's ability to complete the proposed merger if stockholder approval and other closing conditions are satisfied, defendants authorized the execution of a memorandum of understanding with counsel for the plaintiffs on November 1, 2001. In the memorandum of understanding, and as the basis for settling the Delaware litigation, Captec and the other defendants agreed that Captec would make the supplemental disclosures set forth below under the caption "Supplemental Disclosures."

     The memorandum of understanding generally provides that the final settlement will include a dismissal of the Delaware litigation with prejudice. The final settlement also will include a release of Captec, Captec's directors, Commercial Net Lease Realty, Inc. and other persons from any and all claims, causes of action, liabilities, damages, judgments and suits that have been or could have been asserted in the Delaware litigation, or in any court, tribunal or proceeding, by or on behalf of the plaintiff class (described below) or any of its members against any of the released persons, including any claims arising under federal or state law relating to breach of any duty, in connection with the proposed merger, the purchase of the excluded assets by Mr. Beach and related matters.

     The final settlement of the Delaware litigation is subject to a number of conditions, including execution of a definitive settlement agreement containing the terms and conditions set forth in the memorandum of understanding, and approval of the settlement by the Delaware Court of Chancery. The settlement agreement will provide for certification of a class of stockholder plaintiffs for settlement purposes which will consist of all record and beneficial stockholders of Captec who held Captec common stock at any time during the period from July 2, 2001 to the date of the closing of the merger, and their successors and assigns, other than Captec's directors and their immediate families.

     As part of the proposed settlement, Captec and the other defendants have agreed that they will not oppose an application to the Delaware Court of Chancery by counsel to the plaintiffs in the Delaware litigation for an award of attorneys' fees and expenses in an aggregate amount not to exceed $350,000, and that Captec will pay such amount within such limit as may be awarded by the Court.

     Supplemental Disclosures. The special committee conducted an extensive process for the sale of Captec, which is described in the Background section of the proxy statement-prospectus at pages 22 through 29. The special committee sought during that process to sell the excluded assets in a single transaction with Captec's real properties, but no party that conducted due diligence expressed an interest in purchasing the excluded assets for more than nominal value.

     Consistent with those other expressions of interest, CNLR also indicated the desire to acquire only Captec's real properties, as the excluded assets did not fit into its core business operations. CNLR's initial bid required Captec to sell the excluded assets prior to the closing of the merger with CNLR. As described in the proxy statement-prospectus, following the receipt of CNLR's initial bid, the sale of the excluded assets was negotiated in conjunction with the proposed merger and the final merger agreement requires that such assets be sold as provided in the asset purchase agreement. The special committee concluded that the merger, as currently structured including the sale of the excluded assets to Mr. Beach pursuant to the asset purchase agreement, represents the highest value offered to Captec's stockholders.

     The proxy statement-prospectus at page 26 discusses the bid made by CNLR on April 18, 2001. In formulating the aggregate purchase price in that bid, CNLR initially was willing to pay only $10.50 per share of Captec common stock. Anticipating that this would not be acceptable to the special committee, CNLR, in its communication to the special committee, characterized its bid as having a value of $12.25, which it felt would be more attractive to the special committee. The difference between $10.50 and $12.25 is $1.75 and CNLR assumed that the difference would be funded by the sale of the excluded assets by Captec. The $1.75 per share of Captec common stock attributable to the proceeds of the sale of the excluded assets was not the product of a systematic evaluation of the value of the excluded assets by CNLR. While CNLR made no independent valuation of the excluded assets, based on a limited review of the excluded assets, CNLR believed that the realizable value of the excluded assets was substantially less than the value at which such assets are reflected on Captec's financial statements.

     Each of the excluded assets is identified under the heading Asset Purchase Agreement in the proxy statement-prospectus at p. 42. At its meeting on March 19, 2001, referred to at page 25 of the proxy statement-prospectus, the special committee discussed that the Financial Group note was partially collateralized by an interest in a loan portfolio owned by Financial Group and that this security interest is subordinated to the security interest of a senior lender to Financial Group.

     As described in the proxy statement-prospectus at page 27, before the negotiations of the price of the excluded assets, UBS Warburg had advised the special committee that CNLR had suggested that it might be willing to loan funds to Mr. Beach to assist him in the purchase of the excluded assets. The sale price of the excluded assets was agreed upon between the special committee, CNLR and Mr. Beach in the context of the negotiations regarding the entire merger transaction and the overall price to be paid to Captec stockholders by CNLR. The negotiation of the sale price of these collective excluded assets focused upon the excluded assets as a whole and did not ascribe an individual sale price to any asset. The sale price was less than the value at which the excluded assets are reflected on Captec's financial statements.

     The analyses performed by UBS Warburg with respect to the excluded assets are described at pages 34-35 of the proxy statement-prospectus under the caption "Non-core Assets Analyses." Utilizing the methodologies and subject to the considerations described in that section, the range of net present values for Captec's assets in the joint ventures and affiliated partnerships ranged from approximately $2.9 to $3.0 million in the aggregate. The net present value of the management fee income from Family Realty and Family Realty II, which are not included in the assets to be purchased by Mr. Beach, was estimated at approximately $0.5 million. With the exception of the Financial Group note, all valuations were based on cash flow projections provided to UBS Warburg by Captec management.

     Captec holds the excluded assets for use, and not for sale. Subject to the closing of the merger, Captec intends to continue to hold the excluded assets for use and to maintain those assets on its financial statements at values that are predicated on the assets being held for use in accordance with GAAP. Under GAAP, assets held for use are to be reflected on financial statements based upon valuation methodologies that may result in materially different values than those that could be realized upon a sale of such assets. Since the excluded assets are considered to be held for use, as opposed to being held for sale, under GAAP, for purposes of preparing Captec's financial statements, the excluded assets are reflected on Captec's financial statements at $21.0 million in the aggregate.

     For these reasons and those described in the Background section of the proxy statement-prospectus, the sale price of the excluded assets does not correlate to the carrying amount of those assets on Captec's financial statements. The difference between the sale price of the excluded assets ($7.5 million) and the current book value ($21.0 million) is accounted for in the purchase price allocation process described in the Unaudited Pro-Forma Consolidated Financial Statements in the proxy statement-prospectus at pp. 75-82.

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